                                          News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES
26% EARNINGS INCREASE IN SECOND QUARTER
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Company Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (August 19, 2010) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the second quarter and 26-week period ended July 31, 2010.  Net sales for the 13-week period ended July 31, 2010, decreased 2.0% to $120.0 million from net sales of $122.4 million in the year-earlier period.  Comparable store sales for the second quarter declined 3.2% compared with the 13-week period in the prior year.  Net income for the second quarter increased to $1.9 million, or $0.12 per diluted share, compared with net income of $1.5 million, or $0.10 per diluted share, in the year-earlier period.

For the 26-week period ended July 31, 2010, net sales decreased 1.5% to $237.0 million from net sales of $240.6 million in the year-earlier period.  Comparable store sales declined 3.4% compared with the same period in the prior year.  For the 26-week period ended July 31, 2010, the Company reported net income of $3.9 million, or $0.25 per diluted share, compared with net income of $3.6 million, or $0.23 per diluted share, in the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief Executive Officer, said, “We are pleased with our earnings despite the tough comparisons to last year in the core book business during the quarter.  The success last year of the Twilight series and titles from Glenn Beck and Mark Levin proved difficult to match with this year’s lineup.  Nonetheless, our team did a good job to deliver solid results in a tough environment.”

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share.  The quarterly dividend will be paid on September 16, 2010, to stockholders of record at the close of business on September 2, 2010.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates 229 stores in 23 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the names Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s website at www.booksamillioninc.com.

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BAMM Reports Second Quarter Results

August 19, 2010

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	Aug. 1, 2009	July 31, 2010	Aug. 1, 2009
NET SALES	$120,048	$122,443	$237,016	$240,612
Cost of sales (including warehouse, distribution and store occupancy costs)	83,551	86,321	165,345	169,213
GROSS PROFIT	36,497	36,122	71,671	71,399
Operating, selling and administrative expenses	29,539	29,911	57,794	58,079
Depreciation and amortization	3,768	3,604	7,331	7,187
OPERATING INCOME	3,190	2,607	6,546	6,133
Interest expense, net	157	143	279	319
INCOME BEFORE INCOME TAXES	3,033	2,464	6,267	5,814
Income tax provision	1,137	956	2,367	2,247
NET INCOME	$1,896	$1,508	$3,900	$3,567

NET INCOME PER COMMON SHARE:
Basic: Net income	$0.12	$0.10	$0.25	$0.23
Weighted average shares outstanding	15,723	15,759	15,742	15,776
Diluted: Net income	$0.12	$0.10	$0.25	$0.23
Weighted average shares outstanding	15,729	15,768	15,749	15,782

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties.  A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative.  In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.  Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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